1 Consent of Independent Auditor We consent to the incorporation by reference in the Registration Statement on Form S-3 of NewtekOne, Inc., formerly known as Newtek Business Services Corp. of our reports dated March 15, 2023 and April 29, 2022 relating to the financial statements of Newtek Business Lending, LLC, and Subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10- K of NewtekOne, Inc., formerly known as Newtek Business Services Corp. for the year ended December 31, 2022. /s/ RSM US LLP Hartford, Connecticut March 15, 2023